Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Bluescape Opportunities Acquisition Corp. (the “Company”) on Amendment No. 3 to Form S-1 (File No. 333-248551) of our report dated July 20, 2020, except for the second paragraph of Note 8 Subsequent as to which the date is October 26, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Bluescape Opportunities Acquisition Corp. as of July 15, 2020 and for the period from July 9, 2020 (inception) through July 15, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum llp
Marcum llp
New York, NY
October 26, 2020